WNC & ASSOCIATES, INC.








                                January 14, 2002



To all Limited Partners of WNC Housing Tax Credit Fund V L.P., Series 4

This is to notify you that the general partner is extending the deadline for the return of the consent form with regard to proxy material which was first mailed to you on September 24, 2001. The new deadline has been extended to April 30, 2002.

Since we have not received your consent form, we have enclosed another form along with a return envelope and the Consent Solicitation Form. The general partner recommends that you vote "For" both proposal number one and proposal number two. Please vote, sign and return the consent to us at your earliest convenience.

Should you have any questions please feel free to contact Shelly Taylor, Director of Investor Services, at (800) 286-1135, ext. 118, or email at investorservices@wncinc.com.

Sincerely yours,

WNC & Associates, Inc.









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           3158 Redhill Avenue, Suite 120 o Costa Mesa, CA 92626-3416
                  o Phone (714) 662-5565 o Fax (714) 708-8493